Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS

CONTACT:	8125 N Hayden Road
Kara Stancell, Investor Relations & Corporate Communications,	Scottsdale, AZ 85258
(480) 291-5854	(602) 808-8800
www.medicis.com
MEDICIS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
SCOTTSDALE, Ariz.—May 8, 2008—Medicis (NYSE:MRX) today announced revenues for the three months ended March 31, 2008 of approximately $131.3 million, compared to approximately $95.1 million for the three months ended March 31, 2007, representing an increase of approximately 38%. This increase was primarily due to the strength of our acne product category, which includes SOLODYN®, TRIAZ® and ZIANA®. Medicis’ net income in accordance with U.S. generally accepted accounting principles (“GAAP”) for the three months ended March 31, 2008 was approximately $22.1 million, or approximately $0.34 per diluted share, compared to net income in accordance with GAAP of approximately $9.3 million, or approximately $0.15 per diluted share, for the three months ended March 31, 2007.
The GAAP net income for the three months ended March 31, 2008 included a charge for the reduction of the carrying value of our investment in Revance of approximately $2.9 million. Without that charge, our non-GAAP net income would have been $24.9 million, or approximately $0.38 per diluted share. No income tax benefit was generated related to the 2008 charge. There were no adjustments to the GAAP net income of approximately $9.3 million, or $0.15 per diluted share, for the three months ended March 31, 2007.
The Company’s achievement of approximately $131.3 million in revenues and non-GAAP earnings of approximately $0.38 per diluted share compares favorably to the Company’s published guidance ranges of approximately $130-133 million in revenues and approximately $0.32-$0.35 in earnings per diluted share for the three months ended March 31, 2008.
“We are pleased to report a solid first quarter,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “During the first quarter, we maintained our leadership position in the U.S. acne market, with the strength of SOLODYN® and ZIANA®. The RESTYLANE® franchise continues leadership in the facial aesthetics market. As we progress into second quarter, our focus remains on our business development activities and technology exploration in both the therapeutic and aesthetic markets, continuing our strong relationships with the physicians we serve, and creating long-term value for our shareholders.”
Acne Products
Medicis recorded revenues of approximately $83.7 million associated with its acne products for the three months ended March 31, 2008 compared to approximately $45.9 million for the three months ended March 31, 2007. The approximately $37.8 million increase in acne product revenues, an increase of approximately 82% from the three months ended March 31, 2007, is primarily due to the continued strength of prescriptions associated with SOLODYN® and ZIANA® in the first quarter of 2008. Total prescriptions of SOLODYN® increased 28% from first quarter 2007 to first quarter 2008. ZIANA® was launched to doctors in the first quarter of 2007. Medicis’ acne products include primarily SOLODYN®, TRIAZ® and ZIANA®.
Non-Acne Products
Medicis recorded revenues of approximately $37.8 million associated with its non-acne products for the three months ended March 31, 2008. This represents an approximately $2.9 million decrease compared to revenues of approximately $40.7 million for the three months ended March 31, 2007. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS®.
Non-acne product revenue for the first quarter of 2007 included revenue associated with the OMNICEF® product, which is no longer being promoted by the Company. The non-acne product revenue declined from the fourth quarter of 2007 as expected, primarily due to seasonality of the RESTYLANE® brands combined with current economic and market conditions in the aesthetic market and declines in prescription volume related to other brands in this revenue category. We believe revenues from the RESTYLANE® brands will increase sequentially from the first quarter 2008 to the second quarter 2008.
Other Non-Dermatological Products
Medicis recorded revenues of approximately $9.8 million associated with its other non-dermatological products during the three months ended March 31, 2008. This represents an approximately $1.3 million increase compared to revenues of approximately $8.5 million for the three months ended March 31, 2007. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL® and contract revenue.
Other Income Statement Items
Gross Profit Margins
Gross profit margin for the three months ended March 31, 2008 was approximately 91.5%, compared to approximately 89.0% for the three months ended March 31, 2007. The increase of 2.5 percentage points was due primarily to the mix of products sold during the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. The increase was driven by sales of high gross margin products, primarily SOLODYN®.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses for the three months ended March 31, 2008 were approximately $72.1 million, or approximately 54.9% of revenues, compared to approximately $62.3 million, or approximately 65.5% of revenue, for the three months ended March 31, 2007. The decrease in SG&A as a percentage of revenue was primarily due to the increase in revenue (approximately 38%) outpacing the increase in SG&A. The increase in SG&A as compared to the same period last year was primarily due to additional headcount resulting from expansion, annual salary increases, and increased professional and consulting expenses. Approximately $4.3 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended March 31, 2008 as compared to $5.4 million for the three months ended March 31, 2007, a 19% decrease.
Research and Development Expenses
Research and development expenses (“R&D”) for the three months ended March 31, 2008 were approximately $9.2 million, or approximately 7.0% of revenue, compared to approximately $8.0 million, or approximately 8.4% of revenue, for the three months ended March 31, 2007. R&D expenses for the three months ended March 31, 2008 and the three months ended March 31, 2007 consisted of ongoing expenses related to various R&D projects, including ongoing development costs related to RELOXIN®.
Other Expenses
Other expenses for the three months ended March 31, 2008 represented a charge for the reduction of the carrying value of our investment in Revance of approximately $2.9 million. No income tax benefit was recognized during the three months ended March 31, 2008 related to this charge.
We estimate the fair value of our investment in Revance (a privately held development stage company) based on a hypothetical liquidation model at the end of each quarter and compare this value to the carrying value of the investment. If the book value at the end of each quarter is lower than the carrying amount of the investment we write-down the investment and record a charge to earnings. The amount of such charge each period is uncertain as Revance is in control of the financial variables used in determining the book value due to the timing of their expenditures, primarily for research and development. The charges incurred due to the write-down of the investment will not be immediately, if ever, deductible for income tax purposes by the Company. Our estimation of the fair value of our investment in Revance is driven by the lack of quantitative valuation metrics, and in no way correlates to our enthusiasm for or the current status of the research project associated with the Revance technology.
Cash Flow
The Company’s cash flow from operations was $33.1 million for the three months ended March 31, 2008, as compared to $25.8 million for the three months ended March 31, 2007, a 28% increase.

2008 Guidance Update
Based upon information available currently to the Company’s management, the Company’s financial guidance for 2008 is anticipated as follows:
Calendar 2008
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/08)	(6/30/08)	(9/30/08)	(12/31/08)	2008
	Actual	Estimated	Estimated	Estimated	Estimated
Revenue Objective	$131	$132-$135	$132-$135	$134-$137	$529-$538
Non-GAAP diluted earnings per share objectives	$0.38 (a)	$0.32-$0.35	$0.37-$0.40	$0.42-$0.45	$1.49-$1.58

(a) A reconciliation of GAAP to non-GAAP is found in the financial tables of this press release.
The above guidance does not take into account potential special charges associated with R&D milestones or contract payments, the financial impact of changes in accounting or governmental pronouncements, the impact of a potential generic launch to SOLODYN®, revenue associated with a RELOXIN® approval, and charges related to the accounting for our investment in Revance.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management. Medicis disclaims any duty to update these projections, other than as required by law.
Diluted Earnings Per Share
Diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the Company’s outstanding convertible bonds meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
Medicis has provided in this release non-GAAP financial information which has been adjusted for the charge related to our Revance investment. Adjusted financial information is referred to as “non-GAAP.” The Company has disclosed non-GAAP financial information in this press release to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP financial measures are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP. It excludes items, such as special charges for R&D, transaction costs, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations. A reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS® (fluocinonide) Cream, 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
▪	Medicis’ future prospects;

▪	revenues, gross profit margin, expense, tax rate and earnings guidance;

▪	information regarding business development activities and future regulatory approval of the Company’s products;

▪	the commercial success of PERLANE®, SOLODYN® and ZIANA®;

▪	the potential for generic competition to LOPROX® Shampoo, SOLODYN® and VANOS®;

▪	the future expansion of the aesthetics market; and

▪	expectations relating to the Company’s product development pipeline, including the timing associated with the submission to, or acceptance by, the FDA of submissions relating to products under development, including the Biologics License Application for RELOXIN®..
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
▪	the anticipated size of the markets and demand for Medicis’ products;

▪	competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL®, RADIESSE®, ELEVESS™, JUVEDERM™ Ultra and JUVEDERM™ Ultra Plus, competitors to RESTYLANE® and PERLANE®, and generic forms of our DYNACIN® Tablets, LOPROX®, PLEXION®, SOLODYN®, VANOS® or TRIAZ® products;

▪	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

▪	the availability of product supply or changes in the costs of raw materials;

▪	the receipt of required regulatory approvals;

▪	product liability claims;

▪	the introduction of federal and/or state regulations relating to the Company’s business;

▪	dependence on sales of key products;

▪	changes in the treatment practices of physicians that currently prescribe the Medicis products, including prescription levels;

▪	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

▪	the uncertainty of license payments and/or other payments due from third parties;

▪	changes in reimbursement policies of health plans and other health insurers;

▪	the timing and success of new product development by Medicis or third parties;

▪	the risks of pending and future litigation or government investigations; and

▪	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other trademarks are the property of their respective owners.

Medicis Pharmaceutical Corporation
Summary Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2008	2007
Product revenues	$127,457	$92,371
Contract revenues	3,849	2,743

Total revenues	131,306	95,114

Cost of revenues	11,101	10,497

Gross profit	120,205	84,617

Operating expenses:
Selling, general and administrative	72,062	62,260
Research and development	9,189	8,006
Depreciation and amortization	6,722	5,455

Total operating expenses	87,973	75,721

Operating income	32,232	8,896

Other expense	2,871	—

Interest income, net	(6,792)	(6,349)

Income tax expense	14,099	5,957

Net income	$22,054	$9,288

Basic net income per common share	$0.39	$0.17

Diluted net income per common share	$0.34	$0.15

Shares used in basic net income per common share	56,358	55,626

Shares used in diluted net income per common share	70,332	71,720

Cash flow from operations	$33,103	$25,754

Medicis Pharmaceutical Corporation
Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31, 2008
	Dollar Value		EPS Impact
GAAP net income and basic EPS	$22,054		$0.39

Interest expense and associated bond offering costs (tax-effected)	1,517	(a)	—

GAAP “if-converted” net income and diluted EPS	$23,571		$0.34

Non-GAAP adjustments:

Charge related to our investment in Revance	2,871		$0.04

Income tax effects	—		—

Non-GAAP “if-converted” net income and diluted EPS	$26,442		$0.38

Shares used in basic net income per common share	56,358

Shares used in diluted net income per common share	70,332

(a)	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.5 million are added back to GAAP net income for the three months ended March 31, 2008.

Medicis Pharmaceutical Corporation
Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents & short-term investments	$780,150	$794,680
Accounts receivable, net	26,963	12,377
Inventory, net	26,696	29,973
Other current assets	24,547	18,049

Total current assets	858,356	855,079
Property & equipment, net	23,097	13,850
Intangible assets, net	231,252	236,561
Deferred tax asset	57,239	59,445
Long-term investments	61,747	17,072
Other assets	9,466	12,622

Total assets	$1,241,157	$1,194,629

Liabilities and stockholders’ equity
Contingent convertible senior notes 1.5%, due 2033	$283,910	$283,910
Other current liabilities	126,893	111,090

Total current liabilities	410,803	395,000
Contingent convertible senior notes 2.5%, due 2032	169,145	169,145
Other liabilities	13,829	8,529
Stockholders’ equity	647,380	621,955

Total liabilities and stockholders’ equity	$1,241,157	$1,194,629

Working capital	$447,553	$460,079

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